Exhibit 21.1

SUBSIDIARIES OF MARVELL

Subsidiary	Jurisdiction of Organization
Marvell UK Limited	United Kingdom
Marvell Asia Pte Ltd	Singapore
Marvell Hong Kong Limited	Hong Kong
Marvell International Ltd.	Bermuda
Marvell Japan K.K.	Japan
Marvell Technology Japan Y.K.	Japan
Marvell Semiconductor, Inc.	California, United States
Marvell Israel (M.I.S.L) Ltd.	Israel
Marvell Semiconductor Korea, Ltd.	Korea
Marvell T.I. Ltd.	Israel
Marvell Taiwan Ltd.	Taiwan
Marvell Technology, Inc.	Delaware, United States
Marvell World Trade Ltd.	Barbados
SysKonnect Inc.	California, United States
Marvell Semiconductor Germany GmbH	Germany
Marvell Technology (Beijing) Co., Ltd.	China
Marvell Italia S.r.l.	Italy
Marvell Switzerland Sarl	Switzerland
Marvell India Private Limited	India
Marvell International Technology Ltd.	Bermuda
Marvell Semiconductor Sdn. Bhd.	Malaysia
Marvell Canada Corporation	Canada
Marvell Semiconductor India Private Limited	India
Avago Technologies Imaging IP (Singapore) Pte. Ltd.	Singapore
Marvell Semiconductor, Ltd.	Delaware, United States
Marvell Netherlands B.V.	Netherlands
Avago Technologies Imaging Hungary Kft.	Hungary
Marvell Technology (Shanghai) Co., Ltd.	China
Zenographics, Inc.	California, United States
Marvell Accel Japan K.K.	Japan
Marvell Micromos Sarl	Switzerland
PicoMobile Systems Private Limited	India
PicoMobile Networks, Inc.	California, United States
Marvell Sweden AB	Sweden